Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron
Peter Hausback, EVP and CFO
(952) 930-9000

Appliance Recycling Centers of America (ARCA) Announces Appointment of Thomas Hunt to the Board of Directors; New Board Composition Results in Compliance with Nasdaq Listing Requirements

Minneapolis, MN—February 27, 2008—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI) today announced that Thomas F. Hunt has been appointed as an independent member of the company’s Board of Directors. He fills a new position on the board and will initially serve until the next election of directors, which will be held at the company’s annual meeting of shareholders on May 1, 2008. Mr. Hunt joins current directors Duane S. Carlson, Albin (Al) S. Dubiak, Morgan Wolf and Edward R. (Jack) Cameron, ARCA’s president and CEO, to compose the five-member board.

With this appointment, the company has regained compliance with Nasdaq Marketplace Rules 4350(c) and (d), which require that the company’s Board of Directors consist of a majority of independent directors and that its audit committee have at least three independent directors.

In addition to being an independent member of the Board of Directors, Mr. Hunt will also serve on the audit and compensation committees.

“We are very excited to have Tom join the ARCA board and look forward to working with him in the future,” commented Edward R. (Jack) Cameron, President and Chief Executive Officer. “Tom’s extensive professional experience and financial expertise will be incredibly valuable as we continue to manage our growth, seize new opportunities and comply with the requirements of Sarbanes-Oxley.”

Mr. Hunt brings a wide breadth of experience and talent to the company. He was the former president of Medallion Capital, Inc. and Control Data Community Ventures Fund, Inc. (“CDCVFI”“), Medallion Capital’s predecessor. He began his career as an attorney and subsequently became legal counsel for Control Data’s venture capital group. Mr. Hunt has been involved in over 100 venture capital investments and has served on the board of directors of various private and public companies. He has undergraduate and law degrees from the University of Tulsa.

About ARCA

ARCA is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities. Through its ApplianceSmart operation, ARCA is also one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into manufacturers’ normal distribution channels. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of February 2008, ApplianceSmart was operating fifteen factory outlets: five in the Minneapolis/St. Paul market; four in the Columbus, Ohio, market; four in the Atlanta market; and two in San Antonio, Texas

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success and Mr. Hunt’s contribution to the company’s organization. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

Visit our web sites at www.arcainc.com and www.appliancesmart.com

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron
Peter Hausback, EVP and CFO
(952) 930-9000

Appliance Recycling Centers of America Announces
Peter Hausback as Executive Vice President and CFO

Minneapolis, MN—February 27, 2008—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI) today announced that it has hired Peter Hausback for the newly created position of Executive Vice President and Chief Financial Officer.

Hausback will oversee finance, investor relations, human resources, information systems and strategic planning. Along with his financial oversight duties, Hausback holds responsibility for directing all aspects of ARCA’s utilities management, including the operations of the company’s satellite facilities.

Hausback brings forth 25 years of experience in capital formation, financing, strategic planning, investor relations, and SEC reporting, along with significant Sarbanes-Oxley compliance experience. Hausback has a strong track record as a leader in corporate development and finance with various companies in the retail industry, most recently as Chief Financial Officer of Granite City Food & Brewery. Early in his career he worked for the international accounting firm of Price Waterhouse. Mr. Hausback is a Certified Public Accountant and holds an MBA.

“Now that we are reaching various new levels as a middle market company, Peter Hausback adds a strong level of experience to our existing team of professionals to support the continued long-term growth of ARCA. His new position with us reflects the outstanding skills and depth of expertise he has established through 25 years of experience in executive financial management and operations. His knowledge will contribute immediately to ARCA’s success,” commented Edward (Jack) Cameron, president and CEO.

About ARCA

ARCA is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities. Through its ApplianceSmart operation, ARCA is also one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into manufacturers’ normal distribution channels. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of February 2008, ApplianceSmart was operating fifteen factory outlets: five in the Minneapolis/St. Paul market; four in the Columbus, Ohio, market; four in the Atlanta market; and two in San Antonio, Texas

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success and Mr. Hausback’s contribution to the company’s organization. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

Visit our web sites at www.arcainc.com and www.appliancesmart.com